Exhibit 99.1
Remarks by Marty Barrington, Altria's Chairman and Chief Executive Officer, and other members of Altria's senior management team

2013 Consumer Analyst Group of New York (CAGNY) Conference
Boca Raton, Florida
February 19, 2013

Remarks by Marty Barrington

Good afternoon and thank you for joining us for today's presentation. Before we begin, please review the Safe Harbor Statement in today's presentation and the Forward-Looking and Cautionary Statements section in today's press release for a description of the various factors that could cause our actual results to differ materially from projections included in today's remarks. Reconciliations and further explanations of the non-GAAP financial measures discussed today are available on altria.com.

Joining me in presenting today are Dave Beran, Altria Group, Inc.'s (Altria) President and Chief Operating Officer, and Howard Willard, Altria's Chief Financial Officer. Also with us is Murray Garnick, Senior Vice President and Associate General Counsel responsible for Litigation at Altria Client Services Inc. (Altria Client Services), who will join us in our break out room for questions.

Today we will focus on the strengths of Altria's diverse business model and our plan to continue creating value for shareholders in 2013 and beyond.

Altria and its companies focus on four core strategies to create long-term value for shareholders:

•	Invest in our tobacco companies' strong premium brands;

•	Manage our cost structures;

•	Maintain a strong balance sheet; and

•	Return cash to shareholders, primarily through dividends.

This afternoon, Dave, Howard and I will review these strategies with you and share the significant progress we have made with each in recent years. Dave will discuss our strategy to invest in premium brands. Howard will update you on our cost management strategy, balance sheet, and cash returns to

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013 shareholders. I will then return to discuss certain aspects of the external environment before concluding our presentation.

Let's begin with an overview of the tobacco business environment.

The total tobacco space remains an attractive place to do business with a growing profit pool, a large base of adult tobacco consumers, total tobacco volume that has declined at a moderate rate and opportunities for further growth through innovation.

The estimated U.S. total tobacco profit pool has grown from $11.1 billion in 2007 to $13.8 billion in 2012, a compounded annual rate of 4.5%. Altria's estimated share of these profits increased from 44% in 2007 to 52% in 2012 as the company added to its already strong cigarette presence by acquiring leading positions in smokeless tobacco and machine-made large cigars.

There are approximately 56 million adult tobacco consumers in the United States, according to government data.  This number has dropped modestly in recent years as declines in adult tobacco use have been partially offset by population growth.   The types of products used by adult tobacco consumers have continued to evolve as a significant number of adults have switched from cigarettes to smokeless alternatives or use multiple forms of tobacco products.

These preferences are reflected in total tobacco volume trends.  From 2009 through 2012, total tobacco volumes based on pounds declined approximately 1.5% annually.  Our tobacco companies estimate that during this same time period:

•	The cigarette category's volume declined approximately 3-4% per year;

•	The machine-made large cigar category's volume grew approximately 2% per year; and

•	The smokeless products category's volume grew approximately 5-6% per year.

Philip Morris USA Inc. (PM USA) estimates that the cigarette category's volume declined approximately 3% in 2012, the lowest rate of decline since 2006.  U.S. Smokeless Tobacco Company LLC (USSTC) estimates that the smokeless tobacco category's volume increased approximately 5%, relatively consistent with long-term trends.  With respect to machine-made large cigars, John Middleton Co. (Middleton) believes that the category grew in 2012, although category volume is difficult to estimate in the short term.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

Altria's companies are well-positioned in the largest and most profitable tobacco categories in the United States, with a focus on four strong premium brands, Marlboro, Black & Mild, Copenhagen and Skoal. In 2012, these brands helped our companies achieve the highest retail market share in the cigarette, smokeless tobacco and machine-made large cigar categories.

•	PM USA's retail share was 49.8%, led by Marlboro's 42.6% retail share. Marlboro's share was larger than the next 10 brands combined.

•
USSTC's and PM USA's combined retail share of the smokeless products category was 55.4%.  Copenhagen and Skoal, the leading premium moist smokeless tobacco (MST) brands, had a combined retail share of 50.6%.

•	Middleton's retail share was 30.2%. Black & Mild's retail share of 30.0% led the machine-made large cigar category.

These brands helped drive our operating companies income growth and, in a moment, Dave will highlight our progress with these brands in 2012 and the steps we are taking to position them for continued success.

Our tobacco companies' leading presence across tobacco categories uniquely positions them to understand and meet the evolving preferences of adult tobacco consumers. Tens of millions of adult tobacco consumers interact with our tobacco companies' brands every year. Our companies have a deep understanding of these consumers and work to develop products that meet their preferences. In recent years, Altria's tobacco companies have introduced cigarettes, cigars and smokeless tobacco products that have expanded their product portfolios, strengthened their brands and contributed to retail share gains. Products introduced by Altria's tobacco companies in the last three years have outperformed those of their leading competitors in cigarettes, cigars and smokeless tobacco in terms of retail market share.

Adult tobacco consumers continue to express interest in tobacco alternatives. We are closely monitoring adult tobacco consumer interest in alternative tobacco products and our companies are working internally and through partnerships to develop innovative, new products for them. Some of our new products are available in lead markets where we are learning while making disciplined financial investments.

In the context of this attractive business environment, we believe Altria's tobacco companies are well-positioned to maximize income in today's largest tobacco categories and to innovate to support future growth.

Dave will now discuss our strategy to invest in premium brands.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

Remarks by Dave Beran

Thanks, Marty.

The four premium brands of our tobacco operating companies, Marlboro, Black & Mild, Copenhagen and Skoal, have strong equity and opportunities for future growth. These brands have enjoyed success for decades because they have evolved to meet the changing preferences of adult tobacco consumers. And each has exciting plans going forward to do so.

In the smokeable products segment, PM USA and John Middleton's strategy is to maximize income while maintaining modest share momentum over time on Marlboro and Black & Mild.

Marlboro is the truly iconic cigarette brand positioned as the cigarette that men smoke for flavor. Marlboro has expanded its reach over time to meet evolving preferences of adult smokers while consistently maintaining its core positioning. Its brand-building initiatives have produced superior brand equity and over five decades of retail share growth.

In 2012, PM USA introduced a new brand architecture that focuses on Marlboro's four product families, Red, Gold, Green and Black. The architecture allows PM USA to express Marlboro's essence and positioning in new ways, enabling the brand to expand its reach and breadth among adult competitive smokers. PM USA is communicating the architecture with initiatives across Marlboro's value equation. These initiatives reinforce Marlboro's core positioning while allowing each product family to tailor its message to specific adult smoker segments.

PM USA evolved Marlboro's retail look and website to communicate the new architecture and highlight the four product families. You can see PM USA's new retail look, which distinctly merchandises each of Marlboro's families, in more than 130,000 stores across the country. The brand used its on-line platform to engage smokers 21 and older in a variety of other activities that support rich brand interactions and repeat engagement. PM USA also communicated the architecture with other brand-building activities, including sweepstakes, one-to-one programs, direct mail and email, all limited to smokers 21 and older. All these activities were designed to bring the four product families to life in the minds of adult smokers. Let me give you some examples.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

The Marlboro Red family represents the brand's original and classic values of independence, hard work and freedom. Last year, Marlboro Red designed its equity campaign using classic Marlboro imagery and a straight forward, authentic tone. Marlboro Red invited adult smokers to forge their own personal brand with its “Stand for Your Brand” promotion on Marlboro.com. Also, in 2012, the Marlboro Red family introduced Marlboro EIGHTY-THREES offering classic Marlboro flavor in an updated, modern package.

The Marlboro Gold family expresses the brand's values in a sophisticated and innovative manner. Marlboro Gold uses the tagline “Flavor is Golden” and supported the family with a range of initiatives last year. For example, some of the packings in the Marlboro Gold family were enhanced with a new, premium feel. In addition, last month, PM USA expanded distribution of Marlboro Southern Cut nationally. Marlboro Southern Cut has a uniquely rich and smooth flavor and comes in a sophisticated package with embossing and other premium cues. Also, Team Marlboro's on-line promotion invites adult smokers to volunteer to “Help Preserve the Land” through restoration and preservation projects.

Marlboro Green reflects the brand's values in a social and extroverted way. The Marlboro Green family used Marlboro's night life, ranch and website infrastructure to engage its adult smokers with a range of activities throughout 2012, including trips to the Marlboro Ranch with the “Chill off the Grid” sweepstakes and the “Biggest Night of the Year” sweepstakes that awarded exclusive trips to Las Vegas. Earlier this year, Marlboro Green introduced an on-line, content-based promotion called “Flavor Makers” that engages adult smokers interactively on topics including music, food and interesting locations around the country.

Marlboro Black is a bold, modern take on Marlboro's values. The Marlboro Black family highlights its bold flavor through various equity-building initiatives that invite adult smokers to be part of the Marlboro Black story. In recent months, Marlboro Black engaged adult smokers through its “Capture the Unknown” sweepstakes. Participants actively engaged with the brand by submitting more than 80,000 photos that told their own stories of bold adventure.

At the end of the third quarter of 2012, PM USA expanded the distribution of Marlboro NXT, part of the Marlboro Black family, into 27 states. Marlboro NXT contains capsule technology in the filter that allows adult smokers to switch from non-menthol to menthol taste.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

PM USA is very pleased with Marlboro Black's initial performance and will continue to focus on building its equity.

In 2012, Marlboro's communications on-pack, on-line, through the mail and at retail introduced its new architecture through millions of touch points with adult smokers. These initiatives helped contribute to Marlboro's strong retail share performance in 2012 as the brand's full-year retail share increased 0.6 percentage points.

Each of Marlboro's product families has exciting activities planned for 2013 to build on last year's progress and enhance the brand's strength. This week, Marlboro introduced its “Wide Open Flavor” promotion that further informs adult smokers about the brand's architecture and highlights the distinct characteristics of its four product families.

We are just getting started and, while we are very pleased with the progress in 2012, we expect our investments in Marlboro's new architecture to deliver benefits well into the future.

In cigars, Black & Mild is positioned as the best any day cigar adults enjoy for its smooth taste and pleasant aroma.

Black & Mild's historic strength has been in the tipped cigarillos segment where its products represented approximately 84% of the segment's retail share in 2012. In recent years, the brand has both expanded its plastic tip cigar portfolio and launched wood tip cigars in varieties that include Wine and Royale. The brand has also met adult cigar smokers' interest with seasonal offerings such as Black & Mild Dark Blend and Summer Blend.

Additionally, Black & Mild has expanded the brand with untipped cigarillo varieties. Black & Mild Classic, Sweets and Wine provide the foundation for the brand's inroads in this growing segment. In the third quarter of 2012, Middleton introduced a new untipped cigarillo, Black & Mild Jazz, into select geographies. These initiatives helped Black & Mild grow its total share of the machine-made large cigar category in 2012.

In 2013, Middleton plans to build Black & Mild's equity with initiatives that include on-line promotions and new products. This week, for example, Middleton will begin shipping Black & Mild Jazz in plastic and wood tip versions nationwide.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

Marlboro and Black & Mild's brand-building activities have helped these brands lead their respective categories in retail share while contributing to solid income growth:

•	From 2008 through 2012, Marlboro's retail share increased from 41.9% to 42.6%, an average increase of approximately two tenths of a share point a year;

•	From 2009, the first full year for which comparable data is available, through 2012, Black & Mild held its retail share flat in an intensely competitive environment; and

•	From 2008 through 2012, the smokeable products segment grew its adjusted operating companies income (OCI) at a compounded annual rate of 4.7%, including a 4.2% increase in 2012.

In the smokeable products segment, PM USA and Middleton's results compare favorably to those of their leading public company competitors on a number of metrics. From 2008 through 2012:

•	Net revenues per thousand increased at a compounded annual rate of 5.5%;

•	Adjusted operating companies income margins grew 7.4 percentage points and Altria's smokeable products segment had the highest margin in 2012.

In the smokeless products segment, USSTC and PM USA seek to increase income by growing volume at or ahead of the category growth rate while maintaining modest share momentum on Copenhagen and Skoal combined.

Copenhagen is the original moist smokeless tobacco brand that has provided adult dippers satisfaction since 1822. The brand's equity is built around its core values of masculinity, adventure, heritage, authenticity and tradition.

Copenhagen's historic strength has been in the Natural segment, where it has maintained its leadership position. In recent years, USSTC has enhanced Copenhagen's product portfolio by introducing Copenhagen Long Cut Wintergreen, Long Cut Straight and Extra Long Cut Natural. In May of last year, USSTC expanded Copenhagen Southern Blend into new geographies, offering adult dippers a mellow taste in a manageable long-cut form. These products helped drive Copenhagen's excellent retail share performance over the last few years. USSTC continues to enhance Copenhagen's product portfolio as it expands Copenhagen Southern Blend into additional states this week.

USSTC's other premium brand, Skoal, is the contemporary smokeless brand that provides a smooth smokeless tobacco experience.  Its products, which offer great taste in forms that are easy to manage,

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013 represented over 22% of the smokeless category in 2012. Skoal also has the leading position in the growing Mint and Pouch segments.

Skoal continues to evolve its product portfolio to meet the preferences of adult dippers.  In 2011, USSTC introduced Skoal X-TRA, offering adult dippers MST with a big, smooth taste.  Skoal X-TRA has gained retail share since its introduction and USSTC plans to build on its initial success.

In late November, USSTC expanded Skoal ReadyCut into 20 new states, offering adult dippers an innovative moist smokeless tobacco form. These pre-formed portions provide great taste and are easier to control than conventional smokeless tobacco products. Skoal ReadyCut is available in Mint, Wintergreen and Straight at a premium price.

Skoal's equity campaign is built to reinforce the brand's core product attribute with its tagline “It's Smooth. It's Skoal.” Skoal is bringing this campaign to life with equity-building communications across multiple channels including online, mobile, direct mail and in adult only facilities, all limited to tobacco consumers 21 and older.

Starting this month, Skoal is rolling out new packaging to better reflect the brand's contemporary, premium qualities and to differentiate its product offerings. Skoal will also continue to utilize side-label communications to further reinforce its equity and relevancy with adult tobacco consumers.

From 2009 through 2012, the smokeless products segment delivered excellent results by focusing on Copenhagen and Skoal:

•	Copenhagen and Skoal grew their combined volume at a compounded annual rate of 7.6%;

•	Copenhagen and Skoal increased their combined retail share from 47.5% to 50.6%, an average annual increase of 1.0 percentage point; and

•	USSTC and PM USA grew their adjusted operating companies income in smokeless products at a compounded annual rate of 14.9%.

Turning to the wine segment, Ste. Michelle Wine Estates Ltd. (Ste. Michelle) has complemented our tobacco operating companies' performance with strong income growth. Ste. Michelle's goal is to grow income by expanding the share and distribution of its premium wines. Its estates include Chateau Ste. Michelle, Columbia Crest, 14 Hands and Stag's Leap Wine Cellars. Also, Ste. Michelle is the

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013 exclusive distributor and marketer of Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States.

Ste. Michelle's wine and wineries have consistently earned recognition and critical acclaim. Wines produced by its vineyards earned 187 90+ ratings from wine magazines in 2012. Chateau Ste. Michelle was recognized as one of Wine and Spirits magazine's “Wineries of the Year” for the 18th time, making it the most honored American winery and the second most honored winery overall over the last quarter century.

Ste. Michelle's strategies enabled it to grow its adjusted operating companies income at a compounded annual rate of 12.5% from 2009 to 2012.

In summary, our operating companies' investments in their premium brands delivered strong results in 2012. We believe these investments, together with plans for 2013, position our operating companies well for the future.

I will now turn the presentation over to Howard who will discuss our remaining strategies.

Remarks by Howard Willard

Thank you, Dave.

Altria's second strategy is to manage its cost structures. Altria's focus on reducing costs has contributed to adjusted operating companies income growth and investments in our companies' premium brands in recent years. As you may recall, Altria completed a multi-year $1.5 billion cost reduction program in late 2011. After completing that program, we launched a cost reduction initiative to achieve an additional $400 million in annualized cost savings versus previously planned spending by the end of 2013. Altria's companies made significant progress in 2012 on this cost reduction program by reducing headcount, consolidating certain facilities, improving business processes and pursuing other savings.

Our current program is primarily focused on reducing cigarette-related infrastructure but includes efforts across all of our businesses. Effective cost management and business process improvement have become an important part of our culture and we expect these efforts to contribute to future results.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

Our tobacco operating companies consist of brand management and manufacturing. Our two service companies - Altria Group Distribution Company and Altria Client Services - provide centralized services to our companies in a cost-effective manner. This structure allows us to provide services efficiently across tobacco categories as adult tobacco consumer preferences evolve.

Altria's third strategy is to maintain a strong balance sheet. This helps to:

•	Secure the cash flow generated by its operating companies;

•	Protect Altria's investment grade credit rating; and

•	Support Altria's ability to return cash to shareholders, primarily in the form of dividends.

Altria's economic interest in SABMiller plc (SABMiller) allows us to participate in the estimated $31.5 billion global beer profit pool, where SABMiller has an estimated 20% share. The SABMiller stake also contributes to income diversification, as well as earnings per share (EPS) and dividend growth. The value of Altria's interest has increased nicely from $3.4 billion in July 2002 to nearly $20 billion as of December 2012. This asset has a low tax basis of under $500 million, however, and any sale would be taxed at our corporate tax rate of approximately 35%. We regularly evaluate our interest in SABMiller and currently we believe maintaining the investment is in the best interests of our shareholders.

Altria took a number of steps in the last year to help maintain its balance sheet strength.

In the third quarter of 2012, Altria completed a tender offer and repurchased high coupon debt that it replaced with new, lower cost debt. These actions reduced our 2018 and 2019 debt maturity towers, lowered future interest expense and reduced our weighted average coupon rate. Our weighted average coupon rate has decreased from 9.1% at the end of 2009 to 7.2% as of December 31, 2012.

From now through the end of the first quarter of 2014, Altria will have approximately $2 billion in high coupon debt coming due with associated annual interest payments of approximately $160 million. Our decision to refinance or retire this debt as it comes due depends upon the conditions in the capital markets, interest rates, Altria's business needs and other factors.

In January of this year, Altria made a voluntary $350 million contribution to its pension plans to strengthen their funding position. The contribution increased Altria's plans' funding to approximately 82% on a Projected Benefit Obligation basis.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

We currently project our future internal uses of cash to be relatively modest. We anticipate capital expenditures across the Altria family of companies to be less than 2% of revenues net of excise taxes over the next several years. For this year, we anticipate capital expenditures will be in the range of $125 million to $150 million.

Altria's final strategy is to return cash to shareholders, primarily through dividends. In 2012, our payout ratio of approximately 80% of adjusted diluted EPS was the highest in the S&P's Food, Beverage and Tobacco Index. Altria has a long history of dividend payments and dividend increases, having increased its dividend 46 times in the last 44 years. Since the spin-off of Philip Morris International Inc. (PMI) in early 2008, Altria has paid shareholders $14.4 billion in dividends and increased its dividend six times for a compounded annual growth rate of 8.7%. In August of 2012, Altria increased its dividend by 7.3% to an annualized rate of $1.76 per share. While all dividend payments are subject to the discretion of Altria's Board of Directors (Board), the company aims to increase its dividend in line with adjusted diluted EPS growth.

While Altria returns cash to shareholders primarily through dividends, we have also done so through stock repurchases when we have concluded that it is the optimal use of cash to maximize shareholder value. Since the spin-off through January 31st, 2013, Altria has returned approximately $3.6 billion in cash through share repurchases and, together with dividends, $18 billion in total cash. In 2012, Altria repurchased shares worth $1.1 billion. As of January 31, the company had $57 million remaining under its current $1.5 billion program that it expects to complete by the end of the second quarter. The timing of share repurchases depends upon marketplace conditions and other factors and the program remains subject to the discretion of Altria's Board.

I will now turn things back to Marty.

Remarks by Marty Barrington

Thank you, Howard.

As you've seen, Altria has made demonstrable progress in effectively executing its core strategies over the last several years. We remain focused on these same strategies to create future shareholder value.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

We execute these strategies in an external environment that has posed challenges for many years. The success our tobacco companies have had in managing these challenges has been an important contributor to business performance. While an evolving regulatory environment, tobacco excise taxes and litigation continue to present risks, our companies have highly developed capabilities to deal with them and will continue to advocate on behalf of our shareholders.

I'll provide a brief overview of each of these areas.

With respect to the U.S. Food and Drug Administration (FDA) regulation, PM USA and USSTC are focused on complying with the law and constructively engaging with the agency and other stakeholders on issues related to the law. I'll discuss a few of these topics with a focus on where we expect activity this year.

The first is substantial equivalence reports. FDA has been reviewing reports for products that were modified or introduced in the market within the statutory time period. We have been interacting actively with FDA on this and, while only the agency can determine its schedule, we would expect FDA to continue to make progress on this issue in 2013.

FDA regulation of tobacco products may be seen as an opportunity as it relates to product innovation, notwithstanding the challenges it presents. The law's express recognition of the potential role that modified risk tobacco products may play in reducing the harm caused by tobacco use has created new opportunities for engagement focused on scientific, technological and policy issues. We have engaged with FDA extensively on this important topic, encouraging it to develop scientific standards for evaluating potentially less hazardous products that are rigorous, yet feasible. In April, FDA is required to submit a report to Congress on innovative products, including modified risk tobacco products.

The second relates to tobacco constituents. Our companies completed their first submission of Harmful and Potentially Harmful Constituents in compliance with FDA's draft guidance on constituent testing and reporting. By April of this year, FDA is expected to issue regulations that will determine the timing for future reporting of these constituents and to make public the harmful and potentially harmful constituent information.

There are other matters where FDA may take action this year. FDA has released its agenda for 2013 indicating that it plans to propose to regulate products such as cigars, e-cigarettes and other tobacco

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013 products. FDA has also requested comments and scientific information to inform potential changes to smokeless tobacco warning labels. In addition, FDA may also issue its report on menthol cigarettes in 2013. We are closely monitoring FDA related developments and our companies will continue to engage FDA constructively on issues that are important to our business.

Turning to taxes, tobacco excise tax increases continue to pose challenges, though recent increases have been limited in size and number. For example, the full-year weighted average state cigarette excise tax increased at a compounded annual rate of about 10% between 2004 and 2010. In the last two years, these increases have been more modest, increasing at a compounded annual rate of 3.0% over the two-year period as state legislatures and voters have resisted proposals to impose additional taxes on smokers. Notably, in June 2012, California voters defeated a ballot initiative that would have increased the state's cigarette excise tax by $1.00 per pack. However, tobacco products will remain a target for excise tax increases so our tobacco companies will continue to work with their trade partners, adult consumers and other interested parties to advocate against excessive tax increases.

In 2012, we continued to achieve substantial success in managing litigation, though significant challenges remain. A comprehensive discussion of tobacco-related litigation may be found in the financial statements of the 8-K we filed on January 31.

I will touch briefly on two categories of tobacco litigation - “lights” class actions and the Engle progeny cases.

With respect to the “lights” class action litigation, only three statewide “lights” class actions remain certified, pending in California, Missouri and Massachusetts. In California, the Brown trial is scheduled to begin in April of this year. The Larsen case in Missouri is scheduled to be retried in January 2014, and the Aspinall case in Massachusetts is active but does not have a trial date. Although outcomes of these cases remain uncertain, we believe we have substantial defenses in all of these cases. In federal court, no “lights” case is currently certified as a class action and no class certification in federal court has ever withstood appeal.

Regarding the Engle progeny cases, in 2012, PM USA continued to demonstrate that it has strong factual and legal defenses to these suits. The issue of whether plaintiffs' theories in these suits violate Florida law and due process is currently before the Florida Supreme Court and the Eleventh Circuit federal appeals court. In the meantime, we received defense verdicts in approximately half of the cases tried to verdict in

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013 federal and state court. In 2012, the appellate courts also reversed several prior punitive damages judgments on a variety of state law grounds. PM USA will continue to defend these cases vigorously and appeal any loss, though it is possible that we will have to pay some additional judgments before the due process issue is resolved by the Florida Supreme Court or the United States Supreme Court.

We have had significant success in managing litigation, although we continue to face challenges, as we have for many years. Our goal remains to protect the interests of our shareholders by vigorously defending these claims.

Altria and its companies are also focused on continuously improving our culture of compliance and responsibility. We are pleased that our efforts in these areas were recognized by several organizations in 2012. For example, Fortune magazine, in its Most Admired Companies survey, ranked Altria #4 overall and #1 in the tobacco industry in social responsibility. Altria is now a member of the Dow Jones Sustainability North America Index, and Corporate Responsibility magazine ranked Altria 15th on its list of Top 100 Corporate Citizens, up from 35th in 2011.

Altria's diverse business model, execution of its core strategies and success in addressing external challenges has supported the consistent delivery of solid annual adjusted EPS growth and excellent total returns to its shareholders since the spin-off of PMI. From 2007 through 2012, Altria grew its adjusted diluted EPS at a compounded annual rate of 7.9%. This is consistent with Altria's goal to grow adjusted diluted EPS at an average annual rate of 7% to 9% over time.

Our consistent adjusted EPS growth and strong and growing dividend supported total shareholder returns that exceeded the broader market and that of similar companies. The company's total shareholder return from the end of 2007 to the end of 2012 was 84.2%, outperforming the S&P 500's total return for the same period of 8.6% and the S&P Food, Beverage and Tobacco Index's return of 54.1%.

As we look to 2013, we are confident in our businesses and their plans for the year. We do, however, remain cautious about the business environment. Adult consumers remain under economic pressure as they deal with the end of the payroll tax holiday, as well as continuing, high unemployment. We are also mindful of the continued risk of state tobacco excise tax increases.

We reaffirm that Altria expects its 2013 full-year adjusted diluted EPS, which excludes special items, will be in the range of $2.35 to $2.41. This represents a growth rate of 6% to 9% from an adjusted diluted EPS

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013 base of $2.21 in 2012. We believe that this adjusted diluted EPS forecast, coupled with our strong dividend that currently yields over 5%, continues to offer investors a compelling shareholder return.

In sum, Altria will continue to use the strengths of our diverse business model and the strategies we discussed today with the goal of creating value for our shareholders into the future. Our tobacco companies invest in strong premium brands that can support future income growth. Our alcohol assets complement our tobacco companies' operating performance. All our companies carefully manage costs. And Altria maintains a strong balance sheet that supports its ability to return significant amounts of cash to shareholders. Finally, we have talented and dedicated employees who develop and execute our strategies and are at the heart of Altria's success.

Thank you for your interest in Altria. We are happy to answer your questions.

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Altria's Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle and Philip Morris Capital Corporation (PMCC). Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria's tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest and Stag's Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
Today's remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in today's remarks are described in Altria's publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended September 30, 2012.

These factors include the following: Altria's tobacco businesses (PM USA, USSTC and Middleton) being subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria's tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies' understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

Non-GAAP Financial Measures
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Today's webcast contains historical results and 2013 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations of adjusted measures to the most directly comparable GAAP measures are provided below.

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results Excluding Special Items
	Full Year Ended December 31,
	2012	2007
Reported diluted EPS from continuing operations	$2.06	$1.48
Loss on early extinguishment of debt	0.28	—
Asset impairment, exit and implementation costs	0.01	0.15
Recoveries from airline industry exposure	—	(0.06)
Interest on tax reserve transfers to Mondelēz International, Inc.	—	0.02
SABMiller special items	(0.08)	—
PMCC leveraged lease benefit	(0.03)	—
Tax items*	(0.03)	(0.09)
Tobacco and health judgments	—	0.01
Adjusted diluted EPS from continuing operations**	$2.21	$1.51
Adjusted diluted EPS compounded annual growth rate (2012 vs. 2007)	7.9%
*Excludes the tax impact of the 2012 PMCC leveraged lease benefit.
**As redefined in December 2011 to also exclude charges for tobacco and health judgments.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2012	2008	Compounded Annual Growth Rate
Net Revenues	$22,216	$19,140
Excise taxes	(6,984)	(3,399)
Revenues net of excise taxes	15,232	15,741
Less: Revenue for contract volume manufactured for PMI	—	298
Revenues net of excise taxes/contract volume for PMI	$15,232	$15,443

Reported OCI	$6,239	$5,030
Asset impairment, exit, integration and implementation costs, net	28	184
Tobacco and health judgments	4	3
Adjusted OCI	$6,271	$5,217	4.7%

Adjusted OCI margins*	41.2%	33.8%
Adjusted OCI margin change (2012 vs. 2008)	+7.4 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes/contract volume for PMI.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2012	2011	Change
Net Revenues	$22,216	$21,970
Excise taxes	(6,984)	(7,053)
Revenues net of excise taxes	$15,232	$14,917

Reported OCI	$6,239	$5,737
Asset impairment, exit and implementation costs, net	28	183
Tobacco and health judgments	4	98
Adjusted OCI	$6,271	$6,018	4.2%

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
Full Year Ended December 31,
2007
Reported OCI	$4,518
Asset impairment, exit and implementation costs, net	371
Tobacco and health judgments	26
Adjusted OCI	$4,915

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2012	2008
Net Revenues	$22,216	$19,140
Excise taxes	(6,984)	(3,399)
Revenues net of excise taxes	15,232	15,741
Less: Revenues for contract volume for PMI	—	298
Revenues net of excise taxes/contract volume for PMI	$15,232	$15,443

Shipment volume (units in millions)*	136,111	170,715

Revenues net of excise taxes per 1000 units**	$111.91	$90.46
Compounded annual growth rate (2012 vs. 2008)	5.5%
*Note: Shipment volume includes cigarette units sold as well as promotional units, but excludes contract volume for PMI, and volume for Puerto Rico, U.S. Territories, Overseas Military and Philip Morris Duty Free Inc.

**Revenues net of excise taxes per 1000 units is calculated as revenues net of excise taxes/contract volume for PMI divided by shipment volume multiplied by 1000.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2012	2009	Compounded Annual Growth Rate
Net Revenues	$1,691	$1,366
Excise Taxes	(113)	(88)
Revenues net of excise taxes	$1,578	$1,278

Reported OCI	$931	$381
Asset impairment, exit, integration and implementation costs, net	28	236
UST acquisition-related costs	—	15
Adjusted OCI	$959	$632	14.9%

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Wine
($ in millions)
	Full Year Ended December 31,
	2012	2009	Compounded Annual Growth Rate
Reported OCI	$104	$43
Exit and integration costs	—	9
UST acquisition-related costs	—	21
Adjusted OCI	$104	$73	12.5%

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2013 Guidance			2012	Change
Reported diluted EPS	$2.34	to	$2.40	$2.06	14%	to	17%
Loss on early extinguishment of debt			—	0.28
Asset impairment, exit and implementation costs			—	0.01
SABMiller special items			0.01	(0.08)
PMCC leveraged lease benefit			—	(0.03)
Tax items*			—	(0.03)
Adjusted diluted EPS	$2.35	to	$2.41	$2.21	6%	to	9%

*Excludes the tax impact of the 2012 PMCC leveraged lease benefit.

Source: Altria Group, Inc.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2013